Exhibit 4.2

COMMISSION AGREEMENT

This Agreement made as of the 1st day of January1, 2004.

BETWEEN:

FORUM NATIONAL INVESTMENTS LTD., (the "Company") an
Ontario Corporation with offices at 440-375 Water Street, Vancouver,
British Columbia, V6B 5C6

AND:

4226054 Canada Inc., (the "Operator") an Ontario Company with offices at 310 Wellington Road East, London Ontario, N6C 4P4

WHEREAS:

A.	the Company is engaged in the business of, inter alia, selling memberships in the Snowbird Vacation Club (the "Club");

B.

the Operator proposes to become engaged in the sale of memberships in the Club for and on behalf of and as the authorized agent of the Company (the "Business") from the Company’s premises located at 310 Wellington Road East, London Ontario, N6C 4P4, Ontario, (the "Premises"); and

C.

the Company has agreed to permit the Operator use the trade name "Snowbird Vacations" in the sale of memberships in the Club from the Premises for the term of this Agreement as more particularly provided herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements contained herein, the Company and the Operator covenant and agree each with the other as follows:

Trade Name

1.1

So long as the Operator continues to operate the Business and is not in breach of any of the terms and conditions contained herein, the Company hereby grants to the Operator the right to use and display the trade name "Snowbird Vacations" (the "Trade Name") for use in connection with the operation of the Business at the Premises.

1.2	The Operator shall operate the Business utilizing the Trade Name without any accompanying words or symbols of any nature unless first approved by the Company.

1.3	The Operator shall use the Trade Name only in connection with the sale of memberships in the Club approved in advance by the Company and for no other purpose.

1.4

Neither this agreement nor the operation of the Business shall be deemed to confer upon the Operator any interest in the Trade Name or any trade mark except the right to use them in accordance with the terms hereof and the Operator agrees not to use them in any manner calculated to represent that the Operator is the owner.

1.5

Prior to any use by the Operator of any additional or substitute trade marks or trade names, the Operator shall if so requested by the Company and at the Operator's own expense amend all signs to explicitly refer to each of these additional or substitute trade marks or trade names.

1.6

On the expiration of the term of this agreement or any renewal thereof or upon the earlier termination of this agreement by reason of default of the Operator or any other reason whatsoever, the Operator agrees that it shall immediately cease the use of the Trade Name or any other trade names of the Company in any way or form.

Payments

2.1

The Operator will sell Snowbird Vacations International Travel Club memberships from Forum National Investments Ltd Premises located at located at 310 Wellington Road East, London Ontario, N6C 4P4, Ontario. Sufficient secure office space shall be made available within the Premises to operate the Company’s Snowbird Vacations Travel Services at no cost to the Company. The cost to operate the Premises and hire additional Snowbird Vacations Travel Services staff to operate for extended hours shall be borne by the Operator.

2.2

The Operator may sell Snowbird Vacations International Travel Club memberships from the Premises to individuals financed with a Promissory Note to the Company. All Promissory Notes generated by the Operator shall be in the name of Forum National Investments LTD. The term and interest rate on the Promissory Note shall be agreed upon. at prices agreed upon. 100% of the payment (principle and interest) of the Promissory Note shall be paid into the Company. The Company after deducting for G.S.T. payable on the payment, 90% of the payment shall be due to the Operator as a commission. The Operator waives the right to any G.S.T. Input Tax Credit as partial consideration of administration and merchant services.

2.3

All new memberships sold from the premises shall have the Monthly Membership Dues set at $24.95 a month payable to the Company. Of the monthly membership dues received by the Company from memberships initially sold by the Operator, $7.00 shall be due to the Operator as a commission prior to the Company deducting G.S.T.

2.4

Fees of the Company’s accountants or bookkeepers incurred in connection with the Operator's accounting, bookkeeping, record keeping system, and processing of membership monthly finance charges, shall be charged to the Operator at a rate of $5.00 per month for each Financed member processed via Electronic Funds Transfer or Credit Card Merchant Services. $8.00 per month for each Financed member rejected via Electronic Funds Transfer and $10.00 per month for each Financed member rejected via Credit Card Merchant Services. Any transactions resulting in refunds to be issued to a members via Electronic Funds Transfer, Credit Card Merchant Services or issuing of a cheque drawn on Forum National Investments Ltd shall be charged $25.00.

2.5

All addendums, additional obligations and covenants outside of the Standard Snowbird Vacations International Membership contract shall be the obligation of the Operator. All payments made by the Company to satisfy these obligations shall be deducted by the Company from monies due.

2.6

Inclusion of dues in the sale of a membership shall be prohibited. All membership sales including “first year of dues” or other give aways or inclusions shall immediately become due and payable to the Company.

2.7

The payments to the Operator by the Company shall be paid to Operator without prejudice to the Company's right to examine the Operator's books and records as provided for herein and to require adjustment thereto if the same shall be warranted by such examination.

Accounting System

3.1

The Operator shall establish a bookkeeping, accounting, and record keeping system conforming to the requirements reasonably prescribed from time to time by the Company including, but without limiting the generality of the foregoing, the use and retention of cash register tapes, invoices, purchase orders, payroll records, cheque stubs, bank deposit receipts, sales tax records and returns, cash disbursement journals, and general ledgers together with any further and other records and documents that may from time to time reasonably be required by the Company to accommodate any changes in these systems including any computerized bookkeeping and accounting systems established from time to time.

3.2

The Operator shall deliver on a weekly basis to the Companys’ administration offices the sales log for the week accompanied by all original membership contracts, promissory notes and addendums if any to such contracts.

Right to Audit

4.1

The Company shall have the right, at any time during normal business hours and without prior notice to the Operator, to inspect and audit, or cause to be inspected and audited, the business records, bookkeeping and accounting records, cash register tapes, invoices, purchase orders, sales records, cheque stubs, and bank deposit receipts of the Operator's Business carried on at the Premises, and the monthly reports and other information and supporting records which the Operator is required to submit to the Company hereunder.

4.2	The Operator shall fully co-operate with representatives of the Company and independent accountants hired by the Company to conduct any inspection or audit.

4.3

If any inspection or audit shall disclose any understatements of Gross Sales for any period or periods, the Operator shall pay to the Company, within TEN (10) days after receipt of the inspection or audit report the royalty and other sums due on account of that understatement. In addition a penalty of one Thousand dollars ($1000) shall be due and payable for each undisclosed membership contract.

4.4

If an inspection or audit uncovers the failure of the Operator to furnish reports, statements, or other documentation as required herein or if an understatement of Gross Sales for any period is determined by any inspection or audit the Operator shall promptly reimburse the Company for the cost of that inspection or audit and the Company shall have the option of terminating this agreement within TEN (10) days of learning of understatement.

Condition and Appearance of Business

5.1

The Operator agrees to maintain the condition and appearance of the Business in a manner consistent with the image of the Company and as an attractive, modern, clean, convenient, and efficiently operated office offering high quality, efficient and courteous service.

5.2

If at any time in the Company's reasonable opinion the general state of repair, appearance, or cleanliness of the Business or its fixtures, equipment, or signs does not meet the Company's standards therefore, the Company shall so notify the Operator specifying the action to be taken by the Operator to correct that deficiency and the Operator shall initiate that action immediately upon receipt of that notice.

5.3

If the Operator fails to take action within TEN (10) days after receipt of notice from the Company, the Company may, without prejudice to any of its rights or remedies hereunder or otherwise at law or in equity, cause these repairs or maintenance to be done at the sole cost and expense of the Operator.

5.4	The Operator shall reimburse the Company for the amount of these costs and expenses immediately upon demand therefore from the Company.

Compliance with Laws

6.1

The Operator shall obtain all necessary permits and licenses required to operate the Business at the Premises and shall observe and comply with all relevant laws, by-laws, statutes, and regulations of all governmental and similar authorities.

Term

7.1

This agreement shall become effective as of the date of this agreement first above written and shall continue in effect for an initial term expiring on September 1, 2008 and with automatic renewal for another 5 year term. Unless this agreement is renewed the Operator shall immediately thereafter cease to sell Memberships and to use the Trade Name and any trade mark.

Renewal

8.1

If the Operator is not in default under this agreement, the Operator shall have the right at the expiration of the initial term to extend the term of this agreement for a further term upon the same terms and conditions that are contained herein so long as the Operator's lease for the Premises is renewed for a further term in accordance with the terms of the Operator's present lease for the Premises or any other term under any new lease of the Premises and provided further that that right of renewal must be exercised by the Operator giving the Company written notice of its election to exercise that right prior THREE (3) calendar months before the expiration of the term of this agreement.

8.2	The renewal term of this agreement shall be the same duration as the renewal term for the lease for the Premises.

8.3	There shall be no further right of renewal of this agreement after the expiration of this renewal term unless the parties agree in writing to the contrary.

Termination by Company

9.1

If the Operator does not conduct its business in accordance with any requirement contained herein or shall fail to fulfill or comply with any term or provision of this agreement, the Company may terminate this agreement by giving to the Operator TWENTY-EIGHT (28) days written notice of termination.

9.2

If the Operator has not cured that default within that FOURTEEN (14) day period, this agreement shall at the option of the Company terminate on the TWENTY-EIGHTH (28) day following the date of delivery of that written notice.

Immediate Termination

10.1	This agreement and the rights conferred upon the Operator hereunder shall automatically terminate immediately upon the happening of any of the following events:

10.1.1

if the Operator commits an act of bankruptcy or becomes an insolvent person, if a petition in bankruptcy is filed against the Operator and is not discharged or disputed bona fide within SEVEN (7) days of that filing or if a receiving order is made against the Operator;

10.1.2

if a receiver or other custodian (permanent or temporary) of the Business or any part thereof is appointed by instrument or by any Court of competent jurisdiction, if any proceeding for a composition with creditors under any federal or provincial laws instituted by or against the Operator or if distress, execution, seizure, or other analogous process be made against any of the assets of the Business;

	10.1.3	if any Order is made for the winding up of the Operator or the corporate existence of the Operator is terminated by any other means, whether voluntary or involuntary;

	10.1.4	if the Operator ceases or takes any steps to cease the operation of the Business;

	10.1.5	if there is any assignment or attempted assignment by the Operator of any interest in this agreement without the written consent of the Company first had and obtained;

10.1.6

if the Operator for any reason ceases to function in the ordinary course of business as an operator of the Business for a period of SEVEN (7) days or more without the Company's prior written consent;

10.1.7

if the Operator is convicted in a Court of competent jurisdiction for any violation of law tending in the Company's reasonable opinion, to adversely affect the operation or the Business of the Operator or the good name, goodwill, or reputation of the Company or the Company's services or the Company's trade marks;

10.1.8	if there is any change in effective control of the beneficial ownership of the shares of the Operator; and

Relationship

11.1	The relationship between the Company and Operator hereunder shall be that of Operator with a right to market and sell Snowbird Vacations International Travel Club Memberships.

11.2	No joint venture, partnership, agency, or other association shall be created by this agreement.

11.3

The Operator is not the agent or legal representative of the Company for any purpose whatsoever and is not granted by the terms of this agreement or otherwise any express or implied right or authority to assume or create any obligation or responsibility on behalf of or in the name of the Company or to bind the Company in any manner or thing whatsoever.

Assignment

12.1

The Operator shall not transfer or assign nor attempt to transfer or assign this agreement or any right, interest, or obligation hereunder without the prior written consent of the Company, which consent may be arbitrarily or unreasonably withheld.

Entire agreement

13.1	This agreement cancels and supersedes all previous agreements between the parties hereto in respect of the matters referred to herein.

13.2

There are no other agreements or understandings, either oral or in writing, between the parties hereto affecting this agreement or relating to the sale of the Services or the operation of the Business except as otherwise specifically provided herein.

Severability

14.1

If any provision of this agreement is deemed to be invalid or unenforceable, that provision shall be severable from the remaining provisions of this agreement and the remaining provisions of this agreement shall be valid and binding and of like effect as if those invalid and unenforceable provisions were not included herein.

Non-Waiver

15.1

Failure of either party hereto at any time to require performance by the other party hereto of any provision hereof shall in no way affect the full right to require that performance at any time thereafter.

15.2

The waiver by either party of a breach or any provision hereto shall not constitute a waiver of any succeeding breach of that provision or any other provision or constitute a waiver of the provision itself.

Notice

16.1

Any notice required or permitted to be given hereunder by either party to the other under or in connection with this agreement shall be in writing and delivered personally or by registered mail to the other party at the address hereinbefore set out on page 1 of this agreement.

16.2

Any notice, if delivered, shall be deemed to have been received on the date of receipt of delivery and if sent by registered mail, shall be deemed to have been received on the third business day following the posting of that registered mail, but in the event of disruption of postal service by labour dispute, force majeure, or other reason any notice shall not be deemed to have been received until actually received.

Headings

17.1	The headings to the sections herein are inserted for reasons of convenience only and shall not be referred to in the construction or interpretation of any of the terms of this agreement.

Governing Law

18.1

This agreement and the terms hereto shall be governed by and construed in accordance with the laws of the Province of British Columbia. Any dispute resolution or litigation shall be brought in court in the Province of British Columbia and governed by B.C. law.

Time of the Essence

19.1 Time shall be of the essence of this agreement and of each and every part hereof.

Enurement

20.1	Subject to the restrictions on assignment contained herein, this agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the day and year first above written.

The corporate seal of	)
Forum National Investments LTD. was	)
hereunto affixed in the presence of:	)
	)	c/s
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Authorized Signatory	)
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Authorized Signatory	)

4226054 Canada inc.	)
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Authorized Signatory	)
	)	c/s
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Authorized Signatory	)
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